EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
The following is a list of subsidiaries of GeneLink, Inc.
Dermagenetics, Inc., a Delaware corporation
GeneWize Life Sciences, Inc., a Delaware corporation

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